Exhibit 99.1

Pulmatrix Announces First Quarter 2022 Financial Results and Provides Corporate Update

Ends Q1 with $47.5 million in cash and cash equivalents; Extends cash runway into Q2 2024

LEXINGTON, Mass., May 12, 2022 — Pulmatrix, Inc. (NASDAQ: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology, today announced first quarter financial results for 2022 and provided a corporate update.

Ted Raad, Chief Executive Officer of Pulmatrix commented, “We have prioritized capital towards extending our cash runway through the Pulmazole Phase 2b top-line data anticipated in Q2 2024. We anticipate dosing for the Phase 2b study to begin in Q1 2023. Also in 2022, we will further analyze the PUR1800 Phase 1b data to finalize a potential Phase 2 study design while we execute to deliver PUR3100 Phase 1 top-line data in Q4 2022.”

First Quarter 2022 and Recent Program Highlights

Pulmazole (PUR1900)

●	The Pulmazole Phase 2b efficacy study will include a 16-week dosing regimen with potential registration efficacy endpoints, is on track to begin dosing patients in Q1 2023. With a focus on capital conservation, we have extended our projected cash runway through the anticipated top-line data readout in Q2 2024.

PUR3100

●	On January 25, 2022, the Company conducted a Type C meeting with the FDA to add additional clarification around some of the written pre-IND responses in relation to the overall non-clinical and clinical program. Management concluded that conducting the Phase 1 study in Australia should allow the Company to generate the most comprehensive dataset for inclusion in an IND for Phase 2 in the United States, while also providing the most time efficient path to Phase 1 data in 2022.

PUR1800

●	On March 21, 2022, the Company announced top-line data from a Phase 1b clinical study of PUR1800 assessing the safety, tolerability and pharmacokinetics of PUR1800 in patients with stable COPD after dosing the first patient in February 2021. We are analyzing the Phase 1b clinical study data for future publication and to finalize design of a potential Phase 2 efficacy study in treatment of AECOPD.

First Quarter Corporate Highlights

●	On February 28, the Company completed a reverse stock-split at a ratio of 1-for-20 which reduced the number of outstanding shares of the Company’s common stock from approximately 65.9 million shares to 3.3 million shares.

●	On March 1, the Company announced the hiring of Dr. Margaret Wasilewski as the Company’s Chief Medical Officer. Dr. Wasilewski leverages over 25 years of experience in pharmaceutical drug development.

●	On March 17, the Company announced that it regained compliance for its listing on Nasdaq, allowing continued access to capital markets and liquidity for its investors.

First Quarter 2022 Financial Results

Revenue was $1.2 million for the first quarter ended March 31, 2022, compared to $1.4 million for the same period in 2021, a decrease of $0.2 million. Revenue for 2022 from the collaboration and license agreement with Cipla on the Company’s Pulmazole program increased, offset by no revenues from a previous JJEI License Agreement for the Company’s PUR1800 kinase inhibitor.

For the three months ended March 31, 2022, research and development expenses were $4.1 million compared to $3.9 million for the same period in 2021, an increase of $0.3 million. The increase was primarily due to increased spend of $0.7 million in employment costs and $0.1 million in rent costs, partially offset by decreased spend of $0.3 million on preclinical costs related to our PUR1800 program and $0.2 million on clinical and manufacturing costs related to the Pulmazole program.

General and administrative expenses were $2.0 million for the three months ended March 31, 2022, compared to $1.6 million for the three months ended March 31, 2021, an increase of $0.4 million. The increase was primarily due to increased spend of $0.1 million in employment costs, $0.3 million on consulting and legal, and $0.1 million on audit, tax and public company expense, partially offset by decreased patent expense of $0.1 million.

Our total cash and cash equivalents balance as of March 31, 2022 was $47.5 million. We expect that our existing cash and cash equivalents as of March 31, 2022 will enable us to fund our projected operating expenses and capital expenditures into Q2 2024.

PULMATRIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2022	2021
Revenues	$1,160	$1,390
Operating expenses:
Research and development	4,149	3,856
General and administrative	1,974	1,619
Total operating expenses	6,123	5,475
Loss from operations	(4,963)	(4,085)
Other income (expense):
Interest income	1	3
Other expense, net	(11)	(22)
Total other income (expense)	(10)	(19)
Net loss	$(4,973)	$(4,104)
Net loss per share attributable to common stockholders - basic and diluted	$(1.51)	$(1.78)
Weighted average common shares outstanding - basic and diluted	3,297,280	2,301,610

PULMATRIX, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,534	$53,840
Accounts receivable	1,113	67
Prepaid expenses and other current assets	1,961	871
Total current assets	50,608	54,778
Property and equipment, net	319	321
Operating lease right-of-use asset	1,751	2,093
Long-term restricted cash	1,625	1,625
Total assets	$54,303	$58,817
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	1,227	839
Accrued expenses	1,067	1,233
Operating lease liability	1,566	1,431
Deferred revenue	1,517	939
Total current liabilities	5,377	4,442
Deferred revenue, net of current portion	5,739	6,069
Operating lease liability, net of current portion	430	857
Total liabilities	11,546	11,368
Commitments and contingencies (Note 12)
Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value — 6,746 shares authorized at March 31, 2022 and December 31, 2021; 915 and 1,830 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	540	1,081
Common stock, $0.0001 par value — 200,000,000 shares authorized at March 31,2022 and December 31, 2021; 3,310,922 and 3,222,037 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	-	-
Additional paid-in capital	301,830	301,008
Accumulated deficit	(259,613)	(254,640)
Total stockholders’ equity	42,757	47,449
Total liabilities and stockholders’ equity	$54,303	$58,817

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), Chronic Obstructive Pulmonary Disease (“COPD”), and neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

Forward-Looking Statements

Certain statements in this letter that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects”, “extended”, “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA

917-679-9282

tim@lifesciadvisors.com